Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Effective May 2023

Retainer ($)
Annual Board Retainer Fee:
Non-Executive Chairman	95,000
All non-employee directors	62,500
Annual Chairman Retainer Fees:*
Audit Committee Chairman	25,000
Remuneration Committee Chairman	20,000
Nominating and Corporate Governance Committee Chairman	11,000
Annual Committee Member Retainer Fees:*
Audit Committee	12,000
Remuneration Committee	10,000
Nominating and Corporate Governance Committee	5,000

*	These fees are in addition to the Annual Board Retainer Fee, as applicable.

The annual retainers are paid in equal installments in arrears within 30 days of the end of each calendar quarter, or upon the earlier resignation or removal of the non-employee director. For non-employee directors who join the Board during the calendar year, annual retainers are prorated based on the number of calendar days served by such director in the calendar year.

Non-employee directors are given an annual election option, which option is to be exercised within ten calendar days of the end of each quarter, of receiving their annual retainers in the form of either (i) cash or (ii) unregistered non-ADS Ordinary Shares, with any such issuances to be priced at the greater of (a) the closing price of the Company’s ADSs on Nasdaq on the date which is ten calendar days after the end of each quarter or (b) £0.50 per share (i.e., par value per Ordinary Share).

In addition, upon their initial appointment to the Board, non-employee directors will receive equity awards with a grant date fair value of $425,000, split in value between option awards and restricted stock units 75%/25%. The initial option awards and the restricted stock unit awards vest in equal installments over three years on each anniversary of the date of grant. The grant date for such awards is date of initial appointment, and the exercise price of any option award is equal to the closing market price on Nasdaq of the ADSs representing the Company’s ordinary shares on such date. The restricted stock unit awards are subject to deferred settlement and are settled upon the director’s separation of service with the Company (“DSUs”).

In addition, for so long as the non-employee director remains on the Board, the non-employee director receives annual equity awards with a grant date fair value of $250,000, split in value between option awards and DSUs 75%/25%. Such annual option awards and DSU awards vest in full upon the earlier of the one-year anniversary of the date of grant or the annual general

ACTIVE/123263020.3

meeting of shareholders in such anniversary year. The grant date for such awards is the date of Company’s annual general meeting of shareholders, and the exercise price of any option award is equal to the closing market price on Nasdaq of the ADSs representing the Company’s ordinary shares on such date.

In addition, a Non-Executive Chairman of the Board that continues on the Board following the Company’s annual general meeting of shareholders (and who was not first elected to the Board at such meeting) is eligible to receive an annual equity award with a grant date fair value of $20,000, split in value between option awards and DSUs 75%/25%. Such awards have a grant date, vesting schedule and exercise price identical to other annual equity awards.

All equity awards are made pursuant to the terms of the Company’s 2020 Stock Incentive Plan, as amended and in effect from time to time. In the event of a change of control (as defined in the Stock Incentive Plan), all option awards and DSUs shall immediately become fully vested.

Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.

ACTIVE/123263020.3